Exhibit 99.1

Southern National Bancorp of Virginia, Inc. Announces Appointment of Deborah Diaz to its Board of Directors

MCLEAN, Va., Oct. 6, 2020 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National"), and its wholly-owned subsidiary Sonabank, announced today that it has appointed Deborah Diaz to its Board of Directors.

Ms. Deborah Diaz brings over 30 years of senior level business experience through key executive leadership positions focused on financial stewardship, technology, cybersecurity, and data protection. Currently, she is CEO of Catalyst ADV, a technology and strategic growth advisory firm, and venture capital advisor developing new business markets and industry partnership opportunities. Previously, Ms. Diaz served as Chief Technology Officer and Deputy Chief Information Officer at the National Aeronautics and Space Administration "NASA" responsible for global system infrastructure, risk management, investment oversight, data management, innovation and technology infusion. As Chief Information Officer for Science and Technology of the Department of Homeland Security "DHS," she was responsible for all global defense and research system infrastructure and manufacturer delivery to support $1B portfolio. She has also served as a senior government executive in the areas of intellectual property, patents, digital transformation, data forensics, and foreign joint ventures. Ms. Diaz offers extensive experience as a technology executive and strategic cybersecurity expert focused on digital transformation and risk management.

Ms. Diaz serves on the advisory boards of Dell Technologies; Intel Corporation; Equinix, Inc.; Raytheon Forcepoint and on the National Association of Corporate Directors "NACD" Capital Area Chapter Board. Previously, she served as an independent director on numerous private boards and multiple non-profit boards. Ms. Diaz was NACD "Directorship Certified" in 2019. She received a B.S. in Business Administration from Stonehill College and an M.S. in International Business from Colorado State University.

W. Rand Cook, Chairman of Southern National, stated "I am excited to welcome Deborah to the Southern National and Sonabank Board of Directors. Deborah is a deeply accomplished business executive and a veteran in the technology and cybersecurity industry. We are confident that her experience and extensive knowledge will add tremendous value to the Board. Additionally, I believe her enthusiasm to serve on our board is confirmation that our entrepreneurial strategy and vision is attracting the best and brightest professionals to our Company."

About Southern National Bancorp of Virginia, Inc.

Southern National is the bank holding company for Sonabank, a Virginia state chartered bank which commenced operations on April 14, 2005. Sonabank provides a range of financial services to individuals and small and medium sized businesses through forty-two full-service branches in Virginia and Maryland and through certain internet and mobile applications. As of June 30, 2020, Southern National had $3.1 billion in total assets, $2.5 billion in total loans and $2.2 billion in total deposits.

Contact: Dennis J. Zember Jr., CEO
Phone: 804-997-2406 or
Jeffrey L. Karafa, CFO
Phone: 804-997-2404
Southern National Bancorp, NASDAQ Symbol SONA
Website: www.sonabank.com